EXHIBIT 99

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC.

PROVIDES 2004 BUSINESS UPDATE

• Company updates 2004 earnings guidance to reflect lower volume in North America and Europe.

• 2004 capital spending will be reduced $100 million to maximize cash flow from operations less capital spending.

• 2004 cash flow from operations less capital spending is expected to total approximately $700 million.

ATLANTA, September 8, 2004 — Coca-Cola Enterprises today provided an update on its business outlook for full-year 2004 in advance of an analyst presentation at the Prudential Equity Group Back-to-School Consumer Conference on September 9.

The company now expects reported full-year 2004 earnings per diluted common share in a range of $1.21 to $1.25. Excluding the second-quarter 2004 nonrecurring item of 5 cents, 2004 earnings per share is expected to total $1.26 to $1.30. Thirdquarter 2004 earnings per share is estimated to be approximately 38 cents to 40 cents. This revised guidance reflects the continuing impact of softer than expected volume trends in North America and Europe. Management expects full-year 2004 North American volume to decline approximately 1 percent, and European volume to decline 3 percent. Volume for the third quarter is expected to be down in a midsingle digit range in North America and down in a low-teens range in Europe.

Management’s expectation for cash flow from operations less capital spending remains unchanged at approximately $700 million, as 2004 capital spending will be reduced to offset the lower operating performance. We now expect total capital spending to approximate $1 billion for the full year, down from $1.1 billion projected earlier this year.

“We are taking action to preserve our free cash flow through reductions in capital spending, close management of our working capital, and ongoing efforts to maximize efficiency as we work through these disappointing short-term results,” said John R. Alm, president and chief executive officer. “As we look beyond the weather-related volume issues in Europe and the current soft retail environment in North America, we continue to see growth opportunities in all of our territories. We are confident we will achieve growth and greater consistency in our financial results as we continue to make progress against our primary objectives of building strong brands, optimizing revenue management, excelling at customer management and increasing the effectiveness and efficiency of our operations.”

Mr.     Alm and G. David Van Houten, Jr., executive vice president and chief operating officer will present at the Prudential conference at 12:45 p.m. ET Thursday, September 9. The presentation will be webcast on the Company’s Web site, www.cokecce.com.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world’s largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with our operating plans and are subject to future events and uncertainties. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on pages 82 and 83 of our 2003 Annual Report and on page 45 of the Company’s Second-Quarter 2004 Form 10-Q.

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